Exhibit 3.1

AMENDED & RESTATED

CERTIFICATE OF INCORPORATION

OF

HEALTHCARE ROYALTY, INC.

Healthcare Royalty, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Healthcare Royalty, Inc.” The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on April 26, 2021 (the “Original Certificate”).

2. This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate”) was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

3. This Amended and Restated Certificate restates, integrates and amends the provisions of the Original Certificate. Certain capitalized terms used in this Amended and Restated Certificate are defined where appropriate herein.

4. The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Healthcare Royalty, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE III

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808. The name of the Corporation’s registered agent at such address is the Corporation Service Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.01 per share, which the Corporation is authorized to issue is [●] shares, which shall be divided into three classes, consisting of (i) [●]shares of Class A Common Stock (the “Class A Common Stock”), (ii) [●] shares of Class B Common Stock (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and (iii) 1,000,000 shares of preferred stock (the “Preferred Stock”). The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation (as defined below).

Section 4.2 Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall possess all voting power with respect to the Corporation. The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. The holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as one class on all matters submitted to a vote of the stockholders of the Corporation.

(b) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including a Preferred Stock Designation), the holders of the Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) or applicable law.

(c) Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions; provided, however, that the holders of Class B Common Stock shall not be entitled to share in any such dividends or other distributions.

(d) Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them; provided, however, that the holders of Class B Common Stock shall not be entitled to receive any portion of any such assets in respect of their shares of Class B Common Stock (other than an amount equal to the par value of such shares).

(e) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall from time to time be sufficient to effect the exchange of all outstanding Class B Units (excluding any Class B Units held by the Corporation) for shares of Class A Common Stock; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the exchange of Class B Units by delivery of shares of Class A Common Stock that are held in the treasury of the Corporation.

Section 4.5 Class B Common Stock.

(a) Shares of Class B Common Stock may only be issued to and held by the Existing Partners and their respective Permitted Transferees (as defined in the LP Agreement) and any other transferee of Class B Units to the extent permitted by the LP Agreement (collectively, the “Permitted Holders”).

(b) At any time Master Fund issues a Class B Unit to a Permitted Holder, the Corporation shall issue a share of Class B Common Stock to such Permitted Holder. The Corporation shall use its best efforts to cause to be reserved and kept available for issuance at all times a sufficient number of authorized but unissued shares of Class B Common Stock to permit issuance of shares of Class B Common Stock to Permitted Holders of newly issued Class B Units. .Upon the conversion or cancellation of any Class B Units pursuant to the Exchange Agreement and the LP Agreement, the corresponding share of Class B Common Stock automatically shall be cancelled for no consideration being paid or issued with respect thereto and without any action on the part of any person, including the Corporation, subject to the terms of the Exchange Agreement and LP Agreement. Any such cancelled shares of Class B Common Stock shall be deemed no longer outstanding, and all rights with respect to such shares shall automatically cease and terminate. Shares of Class B Common Stock may only be transferred to a person other than the Corporation or Master Fund if the transferee is a Permitted Holder and an equal number of Class B Units are simultaneously transferred to such transferee in accordance with the LP Agreement. If Class B Units are being transferred to a Permitted Holder in accordance with the LP Agreement, an equal number of shares of Class B Common Stock must be simultaneously transferred to such transferee. The Corporation shall take all actions necessary so that, for so long as the Class B Common Stock is outstanding, the number of shares of Class B Common Stock outstanding equals the number of Class B Units outstanding and held by the Permitted Holders. For the avoidance of doubt, nothing herein restricts the ability of the Permitted Holders from surrendering shares of Class B Common Stock to the Corporation or Master Fund pursuant to the Exchange Agreement.

(c) The Corporation shall, and shall cause the General Partner and Master Fund to, take all actions necessary so that, for as long as the Class B Common Stock is outstanding, the number of Class B Units outstanding equals the number of shares of Class B Common Stock outstanding. The Corporation shall take all such other actions as may be reasonably necessary or advisable to give effect to the intended substantive economic results of the provisions of this Amended and Restated Certificate, the Exchange Agreement and the LP Agreement.

(d) At any time when there are no longer any shares of Class B Common Stock outstanding, this Amended and Restated Certificate automatically shall be deemed amended to delete this Section 4.5 in its entirety.

(e) As used in this Amended and Restated Certificate, the term:

(i) “Class A Units” means the Class A Units of Master Fund.

(ii) “Class B Units” means the Class B Units of Master Fund.

(iii) “Existing Partners” means the limited partners of Master Fund after giving effect to the transactions contemplated by the Reorganization Agreement, dated as of June [_], 2021, by and among HealthCare Royalty Management, LLC, HCRX Management, LLC, the Corporation, HCRX Master GP, LLC, the Master Fund, HCRX Investments HoldCo, L.P. and the other parties named therein.

(iv) “Exchange Agreement” means the Exchange Agreement, dated as of July [●], 2021, by and among the Corporation, HCRX CH, Inc., Master Fund, HCRX Feeder Fund, L.P. and such other holders of Class B Units from time to time party thereto, as it may be amended from time to time in accordance with its terms.

(v) “General Partner” means HCRX Master GP, LLC, a Delaware limited liability company, or any person who becomes an additional, successor or substitute general partner of Master Fund pursuant to the LP Agreement.

(vi) “Master Fund” means Healthcare Royalty Holdings, L.P., a Delaware limited partnership.

(vii) “LP Agreement” means the Amended and Restated Limited Partnership Agreement of Master Fund, dated as of the date hereof, as amended from time to time in accordance with its terms.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the Amended and Restated Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Amended and Restated Certificate.

Section 5.2 Number, Election and Term.

(a) The total number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by the Board; provided, however, that such total number of directors shall not exceed eleven (11) directors.

(b) Subject to Section 5.5 hereof, at each annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, all directors shall be elected for a one year term. Subject to Section 5.5 hereof, a director shall hold office until next succeeding annual meeting of the stockholders and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. Directors shall be elected by a plurality of the votes cast at an annual meeting of stockholders by holders of the Common Stock.

(c) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for until the next annual meeting of the stockholders and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time by the affirmative vote of holders of sixty-six and two-thirds percent (66 2/3%) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, any director of the Corporation who is designated for nomination by a stockholder may be removed with or without cause by the by the affirmative vote of the holders of a majority of the total voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, if the holder entitled to designate such director has delivered a written instrument to the Corporation consenting to the removal of such director prior to the time at which the Corporation delivers notice of the meeting of stockholders at which the proposal to remove such directors is submitted to stockholders.

Section 5.5 Preferred Stock – Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms. During any period when the holders of one or more outstanding series of Preferred Stock have the right to elect one or more directors pursuant to this Amended and Restated Certificate, then upon commencement of, and for the duration of the period during which such right continues: (a) the then otherwise total number of directors constituting the Board shall automatically be increased by such specified number of directors elected by the holders of one or more series of Preferred Stock (voting separately by class or series), and the holders of such outstanding series of Preferred Stock shall be entitled to elect such directors; and (b) each such director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to this Amended and Restated Certificate, subject to such director’s earlier death, resignation, disqualification or removal. Except as otherwise provided in this Amended and Restated Certificate, whenever the holders of any outstanding series of Preferred Stock having the right to elect a director (voting as a separate class or series) are divested of such right, the term of office of such director shall forthwith terminate (and such director shall thereupon cease to be qualified as, and shall cease to be, a director) and the total number of directors constituting the Board shall automatically be decreased by one.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Meetings. Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board or Executive Chairman of the Board, as applicable, Chief Executive Officer of the Corporation, , the Board pursuant to a resolution adopted by the Board, or by the holders of a majority of the outstanding stock of the Corporation..

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of other business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Subject to the rights of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders in lieu of a meeting.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation to procure a judgment in its favor (each, a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and disbursements, judgments, fines, ERISA excise taxes, damages, claims and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent of the Corporation (or has ceased to serve at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan) and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader rights to indemnification or advancement of expenses on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection with respect to any action or omission occurring prior to the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

CORPORATE OPPORTUNITY

(a) The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

(b) Without limiting the foregoing, to the extent permitted by applicable law, each of the Existing Partners, their respective affiliates (other than the Corporation and its subsidiaries) and, to the extent any Existing Partner is a series limited liability company, any series thereof and all of their respective partners, principals, directors, officers, members, managers, equity holders and/or employees, including any of the foregoing who serve as officers or directors of the Corporation (each, an “Exempted Person”) shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, except as otherwise expressly provided in any agreement entered into between the Company and such Exempted Person. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time available to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation (and there shall be no restriction on the Exempted Persons using the general knowledge and understanding of the industry in which the Corporation operates which it has gained as an Exempted Person in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries or stockholders for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries, or uses such knowledge and understanding in the manner described herein, in each case, except as otherwise expressly provided in any agreement entered into between the Company and such Exempted Person. In addition to and notwithstanding the foregoing, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy. Any person or entity purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of the provisions of this Article IX.

(c) Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article IX shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Amended and Restated Certificate, the Bylaws or applicable law.

ARTICLE X

AMENDMENT OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Section 4.2, Article V, Section 7.1, Section 7.3, Article VIII, Article IX of this Amended and Restated Certificate or this Article X may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless, in addition to any other vote required by this Amended and Restated Certificate or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2.3%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XI

CHOICE OF FORUM

(a) Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Amended and Restated Certificate or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (d) any action to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate or the Bylaws; or (e) any action asserting a claim against the Corporation governed by the internal affairs doctrine, provided, however, that, for the avoidance of doubt, nothing in this Article XI shall preclude the filing of claims in the federal district courts of the United States of America under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, or any successor thereto or under the Securities and Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder, or any successor thereto.

(b) Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

(c) Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

ARTICLE XII

SEVERABILITY

If any provision of this Amended and Restated Certificate shall be held to be invalid, illegal, or unenforceable, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of this Amended and Restated Certificate (including without limitation, all portions of any section of this Amended and Restated Certificate containing any such provision held to be invalid, illegal, or unenforceable, which is not invalid, illegal, or unenforceable) shall remain in full force and effect, in each case, to the fullest extent permitted by law.

IN WITNESS WHEREOF, Healthcare Royalty, Inc. has caused this Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this __ day of _______________, 2021.

Healthcare Royalty, Inc.

By:	/s/ Clarke B. Futch
Name:	Clarke B. Futch
Title:	Chairman & Chief Executive Officer

[Signature Page to Healthcare Royalty, Inc. Amended & Restated Certificate of Incorporation]